Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 10, 2023, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Alerus Financial Corporation and Subsidiaries for the year ended December 31, 2022, which appears in the December 31, 2024 annual report on Form 10-K of Alerus Financial Corporation and Subsidiaries and in the Registration Statements of Alerus Financial Corporation and Subsidiaries No. 333-233824 on Form S-8, No. 333-274509 on Form S-3, and No. 333-262267 on Form S-4/A, and No. 333-280815 on Form S-4/A.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 13, 2025